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                                  [LETTERHEAD]

June 18, 1999

Cypros Pharmaceutical Corporation
2714 Loker Ave. West
Carlsbad, CA  92008

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Cypros Pharmaceutical Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of (i) up to 500,000 shares of the Company's Common Stock pursuant to its 1992 Stock Option Plan, as amended (the "Option Plan") and (ii) up to 100,000 shares of the Company's Common Stock pursuant to its 1993 Non-Employee Directors' Equity Incentive Plan, as amended (the "Directors' Plan") (collectively referred to herein as the "Shares").

In connection with this opinion, we have examined the Registration Statement, the Option Plan, the Directors' Plan, your Restated Articles of Incorporation, as amended, and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Option Plan or the Directors' Plan, as applicable, and the Registration Statement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:
   -------------------------------
       M. Wainwright Fishburn, Jr.